Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ABM Industries Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	1,500,000	$46.875	$70,312,500	0.00015310	$10,765
Total Offering Amounts					$70,312,500		$10,765
Total Fee Offsets							—
Net Fee Due							$10,765

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2) Represents shares of common stock, par value $0.01 per share, of ABM Industries Incorporated issuable pursuant to the ABM Industries Incorporated 2025 Employee Stock Purchase Plan being registered pursuant to this Registration Statement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on March 21, 2025.